FOR IMMEDIATE RELEASE

CORE LAB REPORTS SECOND QUARTER 2017 RESULTS:

•	REVENUE OF $164 MILLION, UP 4% SEQUENTIALLY FROM 1Q 2017

•	GAAP EPS OF $0.51, EX-FX EPS OF $0.52

•	COMPANY OPERATING MARGINS UP OVER 250 BPS SEQUENTIALLY TO 18%

•	PRODUCTION ENHANCEMENT SEQUENTIAL INCREMENTAL MARGINS REACH 53%

•	COMPANY ENTERS S&P MIDCAP 400® INDEX

AMSTERDAM (24 July 2017) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported second quarter 2017 revenue of $163,900,000, up 4% sequentially from its first quarter 2017 revenue, with operating and net income of $29,400,000 and $22,700,000, respectively, and earnings per diluted share (“EPS”) of $0.51, all in accordance with U.S. generally accepted accounting principles ("GAAP"). On a sequential quarterly basis, excluding foreign currency translations (“ex-fx”), EPS increased 24% to $0.52, operating income increased over 20% to $29,800,000 and net income increased over 22% to $23,000,000.

Operating margins for the Company increased sequentially more than 250 basis points to over 18%, ex-fx, with Company-wide sequential incremental margins of 88%. The improving margins were a result of higher-technology services and products being requested by Core’s technologically sophisticated client base. Primarily, these higher margin services were related to production maintenance projects and enhanced oil recovery (“EOR”) studies in unconventional reservoirs while higher-margin product sales were driven by increased demand for Core’s recently introduced HERO®PerFRAC perforating systems. Revenue in the second quarter was slightly lower compared to previous quarterly guidance as a result of industry shortages of completion crews and equipment which caused fewer than expected completions, however an improvement in revenue mix generated higher operating margins.

During the quarter, Core continued the Company's Share Repurchase Program and repurchased 55,000 shares during the quarter at an average price of $103.48 per share. Since the inception of the Company’s Share Repurchase Program in 2002, Core has lowered its outstanding share count by over 39,000,000 shares, repurchasing shares at an average of approximately $41.30 per share. Also, over this period Core has returned over $2.4 billion to its shareholders via share repurchases, warrant settlements, and special and quarterly dividend distributions.

As reported in previous quarters, the Board of Supervisory Directors ("Board") of Core Laboratories N.V. has established an internal performance metric of achieving a relative performance return on invested capital ("ROIC") among the service companies listed as Core's peers by Bloomberg Financial ("Comp Group"). Based on Bloomberg's calculations for the latest comparable data available, Core's ROIC is the highest of comparably sized companies in its oilfield service Comp Group.

On 6 July 2017, Standard and Poors ("S&P") announced that Core Laboratories will be added to the S&P MidCap 400® Index. Core officially entered the S&P MidCap Global Industry Classification Standard ("GICS") Oil & Gas Equipment and Services Sub-Industry index as of 12 July 2017.

Segment Highlights

Beginning in the first quarter of 2017, Core Laboratories has realigned its operations and is reporting results under two segments: Reservoir Description and Production Enhancement. The financial statements that follow show the Company’s results for the first and second quarters of 2017 and 2016 for comparison of sequential quarterly and year-over-year quarterly results. All quarterly financial comparisons in this Segment Highlights section are made to previously reported ex-items results.

Reservoir Description

Reservoir Description operations posted revenue of $104,300,000 derived principally from production maintenance projects and operating (“opex”) budgets primarily from existing fields located internationally and offshore. Many of these opex projects are to lessen crude-oil decline rates from the existing worldwide base of approximately 85 million barrels of oil production per day (“BOPD”). During the quarter, several final investment decisions ("FIDs") were announced and while Core Lab is involved in its clients' capital projects at varying stages of the decision making process, second quarter revenue tied to these announcements was immaterial as the operators are currently developing their project plans that will in all likelihood be implemented late in 2017 and the beginning of 2018. Operating income, on a GAAP basis, was $18,700,000, yielding operating margins of 18%. Ex-fx, operating income increased 9% sequentially to $19,000,000 while operating margins increased more than 160 basis points to over 18% in response to client requests for higher technology, higher margin services.

In the Gulf of Mexico (“GOM”), Core continues to offer exclusive reservoir fluid, phase-behavior studies at ultra-high temperatures and pressures in full-visual-cell configuration. These deepwater phase-behavior studies are primarily being conducted on producing fields, requiring no new deepwater drilling for field developments. The data sets are utilized to maximize daily crude oil production and, more importantly, to maximize ultimate hydrocarbon recovery rates from challenging ultra-deepwater reservoirs that have temperature and pressure regimes similar to those in Lower Tertiary fields in the GOM.

The Company continues to increase the number of major EOR projects in various stages for unconventional reservoirs. Several formations and different basins are under study with multiple clients. Core has determined that the EOR techniques most effective in unconventional reservoirs will differ greatly from EOR methods used in conventional reservoirs worldwide. The injection of miscible gases and the application of gas-adsorption techniques developed in Core’s laboratories at in-situ reservoir pressures and temperatures have proved far superior to the pressurized physical movement of hydrocarbons using flood fronts that are typically employed in conventional fields.

Cycling of in-situ light hydrocarbon gases and the adsorption and capture of longer-chained hydrocarbons in unconventional reservoirs are leading to significant improvements in oil-recovery factors in Company laboratory tests. On average, unconventional reservoirs currently yield a recovery factor of approximately 9%. Light hydrocarbon gas injections, cycling, and adsorption efficiencies have yielded recoveries of up to 15% under laboratory-based, reservoir-condition testing parameters. Increased recovery factors applied to unconventional tight-oil reservoirs could significantly raise client ROIC, free cash flow ("FCF"), and the net present value of their producing assets by improving their production type curve results. For example, if an operator produces from one well, 1,000,000 barrels of crude oil over its life achieving a 10% recovery, with unconventional EOR applied to the same well, the type curve could potentially be improved to achieve recoveries of 1,500,000 barrels of crude oil. In this case, the recovery factor, as an example, would be increased to 15%.

During the quarter, Core received sufficient industry support to initiate a Joint Industry Project (“JIP”) entitled “Unconventional EOR in the Eagle Ford Formation” (the "Eagle Ford EOR JIP"). The JIP participants will furnish a large variety of reservoir cores and reservoir fluids from the Eagle Ford formation to be studied to determine the most effective techniques to boost ultimate recovery rates. Core plans to follow the Eagle Ford EOR JIP with similar JIPs in other applicable unconventional reservoirs in North and South America.

Production Enhancement

Production Enhancement operations, largely focused on unconventional reservoirs, posted significantly higher second quarter 2017 revenue, operating income, operating margins and incremental margins compared with the first quarter of the year. Production Enhancement generated second quarter 2017 revenue of $59,600,000, up 13% sequentially, operating income of $10,800,000, up more than 45% and operating margins that expanded more than 440 basis points to over 18%, creating sequential quarterly incremental margins of over 50%. Core's clients, who are increasingly focused on enhancing their stimulation programs, are helping to improve Core's revenue mix, which led to higher operating margins. The quarter-over-quarter increase in operating margins is evidence of Production Enhancement’s technological advantage and leverage to the North American up-cycle.

Slightly lower second quarter revenue compared to previous quarterly guidance was caused by fewer than expected completions as a result of industry shortages of completion crews and equipment causing some anticipated projects to be deferred as indicated by the increasing number of drilled but uncompleted wells ("DUCs").

As Core sees unconventional EOR technology gaining acceptance, a joint task force between Reservoir Description and Production Enhancement operations was constructed to bridge laboratory and field-scale tests. As clients look to upscale laboratory-validated gas cycling methods to field level projects, Core has been requested to conduct diagnostic services as a way to, among other objectives, determine if the injection gases are being contained within the target stratigraphic horizon(s). In the second quarter, Core worked on field-scale programs in which multiple oil and gas phase diagnostic tracers were deployed within the injection gas, while produced hydrocarbons in adjacent wellbores and stratigraphic horizons were tested for the presence of these tracers. From this diagnostic testing, Core's clients are gaining insight into the reservoir volume being contacted by the engineered injection gases, as well as breakthrough times and inter-well communication paths. Optimizing these parameters is essential to increasing adsorption efficiency on the target formation and, ultimately, oil recovery factors.

Dividends

On 18 April 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, which was paid on 23 May 2017 to shareholders of record on 28 April 2017. Dutch withholding tax was deducted from the dividend at a rate of 15%.

On 6 July 2017, the Board announced a quarterly cash dividend of $0.55 per share of common stock, payable in the third quarter of 2017. The quarterly cash dividend will be payable 14 August 2017 to shareholders of record on 17 July 2017. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Return On Invested Capital

As reported in previous quarters, the Company's Board has established an internal performance metric of achieving a relative ROIC performance compared with the oilfield service companies listed as Core's Comp Group by Bloomberg Financial. The Company and its Board believe that ROIC is a leading long-term performance metric used by shareholders to determine the relative investment value of publicly traded companies. Further, the Company and its Board believe that shareholders will benefit if Core consistently performs at high levels of ROIC relative to its Comp Group.

According to the latest Comp Group financial information from Bloomberg, Core's ROIC is the highest of any comparably sized oilfield service company (greater than $2 billion market capitalization). Comp Group companies listed by Bloomberg include Halliburton, Schlumberger, Baker Hughes, Oceaneering, National Oilwell Varco, RPC, and the Wood Group, amongst others. A total of 9 of the 14 companies listed in the Comp Group failed to post ROIC that exceeded their weighted average cost of capital ("WACC"). Core’s ratio of ROIC to WACC is the highest of any comparably sized company in the Comp Group.

Third Quarter 2017 Revenue and EPS Guidance

Internationally, several FIDs have been recently announced by oil and gas companies; however, activities for Core Lab relating to those FIDs are not expected to materially increase in 2017 as the operators are currently developing their project plans and should begin to implement those plans early in 2018. Further, the international rig count remains flat due to limited capital projects underway by international operators. However, opex is continuing to be spent by operators to maximize recovery from their existing producing fields.

According to Baker Hughes, the land-based rig count in the U.S. increased 15% during the second quarter and 44% during the first half of 2017. The Company believes this increase is in response to the improved pricing of crude oil in the first quarter, when the average oil price per barrel was $53.92. However, in the second quarter, crude prices were more volatile as prices trended down as the quarter progressed and ultimately ended the quarter at $46.29. Core believes if the crude oil price continues at the current level for a protracted period of time, then the U.S. land-based rig count will begin to flatten in the second half of 2017. If crude persists below $50 per barrel, the U.S. land-based rig count may actually contract in 2H17 as operators cannot continue to outspend FCF with debt and equity markets likely closed for additional capital. This observation is not withstanding the continual decline in global crude oil inventories and the impact this will have once the decline falls below the five-year average inventory level.

Further, in the U.S., Core is experiencing the impact of the prevailing market and transitory industry shortages of U.S. labor and completion equipment, which is expected to continue through year-end. The increasing number of DUCs, as reported by the EIA throughout 2017, is evidence that completions have not been able to keep up with the pace of drilling. Core's U.S. revenue is correlated with completion and stimulation events and large-scale reservoir rock and reservoir fluid characterization studies, rather than with immediate increases in rig count. Wells need to be drilled and subsequently completed, stimulated, and cored -- or have reservoir fluid samples collected -- before Core can realize a revenue event.

Taking these transitory market conditions into consideration, Core projects third quarter 2017 revenue of approximately $165,500,000 to $170,000,000.

As discussed in prior quarterly earnings releases, Core expects to generate incremental operating income margins of up to approximately 60% early in the activity recovery phase, followed by historical incremental operating income margins of approximately 35% to 45% well into the recovery phase. The Company projects that its operating income in the third quarter is expected to range between $30,900,000 and $33,500,000 yielding operating margins of approximately 19%. EPS for the third quarter is expected to range between $0.54 and $0.56.

Third quarter 2017 FCF is expected to exceed net income and Core anticipates continuing its share repurchase program during the quarter.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's second quarter 2017 earnings announcement. The call will begin at 7:30 a.m. CDT / 2:30 p.m. CEST on Tuesday, 25 July 2017. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2016 Form 10-K filed on 10 February 2017 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - VP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended			% Variance
	30 Jun 2017	31 Mar 2017	30 Jun 2016	vs Q1-17	vs Q2-16
REVENUE	$163,903	$157,807	$148,069	3.9%	10.7%

OPERATING EXPENSES:
Costs of services and sales	117,118	114,572	109,999	2.2%	6.5%
General and administrative expenses	11,100	12,756	11,139	(13.0)%	(0.4)%
Depreciation and amortization	6,302	6,427	6,751	(1.9)%	(6.7)%
Other (income) expense, net	(24)	873	(47)	NM	NM
Total operating expenses	134,496	134,628	127,842	(0.1)%	5.2%

OPERATING INCOME	29,407	23,179	20,227	26.9%	45.4%
Interest expense	2,692	2,618	3,021	2.8%	(10.9)%
Income before income tax expense	26,715	20,561	17,206	29.9%	55.3%
Income tax expense	4,006	2,879	671	39.1%	497.0%
Net income	22,709	17,682	16,535	28.4%	37.3%
Net income attributable to non-controlling interest	19	24	(89)	NM	NM
Net income attributable to Core Laboratories N.V.	$22,690	$17,658	$16,624	28.5%	36.5%

Diluted Earnings Per Share:	$0.51	$0.40	$0.38	27.5%	34.2%

Weighted Avg Diluted Common Shares Outstanding	44,374	44,347	43,505	0.1%	2.0%

Effective Tax Rate	15%	14%	4%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$104,313	$104,895	$108,278	(0.6)%	(3.7)%
Production Enhancement	59,590	52,912	39,791	12.6%	49.8%
Total	$163,903	$157,807	$148,069	3.9%	10.7%

Operating income:
Reservoir Description	$18,670	$15,940	$20,139	17.1%	(7.3)%
Production Enhancement	10,765	7,395	247	45.6%	4,258.3%
Corporate and other	(28)	(156)	(159)	NM	NM
Total	$29,407	$23,179	$20,227	26.9%	45.4%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended
	30 Jun 2017	30 Jun 2016	% Variance

REVENUE	$321,710	$301,716	6.6%

OPERATING EXPENSES:
Costs of services and sales	231,690	222,813	4.0%
General and administrative expenses	23,856	22,189	7.5%
Depreciation and amortization	12,729	13,598	(6.4)%
Other (income) expense, net	849	(51)	NM
Total operating expenses	269,124	258,549	4.1%

OPERATING INCOME	52,586	43,167	21.8%
Interest expense	5,310	6,455	(17.7)%

INCOME BEFORE INCOME TAX EXPENSE	47,276	36,712	28.8%
INCOME TAX EXPENSE	6,885	5,060	36.1%
NET INCOME	40,391	31,652	27.6%
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	43	(54)	NM
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$40,348	$31,706	27.3%

Diluted Earnings Per Share:	$0.91	$0.74	23.0%

WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	44,360	43,008	3.1%

Effective Tax Rate	15%	14%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$209,208	$215,702	(3.0)%
Production Enhancement	112,502	86,014	30.8%
Total	$321,710	$301,716	6.6%

Operating income:
Reservoir Description	$34,610	$38,737	(10.7)%
Production Enhancement	18,160	4,497	303.8%
Corporate and other	(184)	(67)	NM
Total	$52,586	$43,167	21.8%

"NM" means not meaningful

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(Unaudited)

				% Variance
ASSETS:	30 Jun 2017	31 Mar 2017	31 Dec 2016	vs Q1-17	vs Q4-16

Cash and Cash Equivalents	$14,318	$14,342	$14,764	(0.2)%	(3.0)%
Accounts Receivable, net	128,983	121,810	114,329	5.9%	12.8%
Inventory	35,598	37,537	33,720	(5.2)%	5.6%
Other Current Assets	27,323	27,292	23,648	0.1%	15.5%
Total Current Assets	206,222	200,981	186,461	2.6%	10.6%

Property, Plant and Equipment, net	125,746	127,728	129,882	(1.6)%	(3.2)%
Intangibles, Goodwill and Other Long Term Assets, net	251,790	251,707	256,709	—%	(1.9)%
Total Assets	$583,758	$580,416	$573,052	0.6%	1.9%

LIABILITIES AND EQUITY:

Accounts Payable	$41,607	$36,477	$33,720	14.1%	23.4%
Other Current Liabilities	59,199	72,320	70,303	(18.1)%	(15.8)%
Total Current Liabilities	100,806	108,797	104,023	(7.3)%	(3.1)%

Long-Term Debt & Lease Obligations	233,739	218,613	216,488	6.9%	8.0%
Other Long-Term Liabilities	97,761	99,659	97,244	(1.9)%	0.5%

Total Equity	151,452	153,347	155,297	(1.2)%	(2.5)%
Total Liabilities and Equity	$583,758	$580,416	$573,052	0.6%	1.9%

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Three Months Ended
	30 Jun 2017	31 Mar 2017	30 Jun 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$22,709	$17,682	$16,535
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	5,840	5,723	5,625
Depreciation and amortization	6,302	6,427	6,751
Accounts Receivable	(7,002)	(7,525)	10,805
Inventory	1,972	(3,898)	1,721
Accounts Payable	3,867	4,576	(5,645)
Other adjustments to net income	(14,973)	6,776	(8,076)
Net cash provided by operating activities	$18,715	$29,761	$27,716

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(2,913)	$(6,449)	$(2,444)
Other investing activities	(378)	(177)	(370)
Net cash used in investing activities	$(3,291)	$(6,626)	$(2,814)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(18,000)	$(49,000)	$(220,838)
Proceeds from debt borrowings	33,000	51,000	21,000
Dividends paid	(24,306)	(24,284)	(23,319)
Issuance of common shares	—	—	197,211
Repurchase of treasury shares	(6,115)	(1,273)	(416)
Other financing activities	(27)	—	(427)
Net cash used in financing activities	$(15,448)	$(23,557)	$(26,789)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24)	(422)	(1,887)
CASH AND CASH EQUIVALENTS, beginning of period	14,342	14,764	16,665
CASH AND CASH EQUIVALENTS, end of period	$14,318	$14,342	$14,778

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(amounts in thousands)
(Unaudited)

	Six Months Ended
	30 Jun 2017	30 Jun 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$40,391	$31,652
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	11,563	11,087
Depreciation and amortization	12,729	13,598
Accounts Receivable	(14,527)	34,700
Inventory	(1,926)	805
Accounts Payable	8,443	(3,826)
Other adjustments to net income	(8,197)	(14,202)
Net cash provided by operating activities	$48,476	$73,814

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	$(9,362)	$(5,302)
Other investing activities	(555)	(530)
Net cash used in investing activities	$(9,917)	$(5,832)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt borrowings	$(67,000)	$(258,676)
Proceeds from debt borrowings	84,000	34,000
Dividends paid	(48,590)	(46,626)
Issuance of common shares	—	197,211
Repurchase of treasury shares	(7,388)	(1,112)
Other financing activities	(27)	(495)
Net cash used in financing activities	$(39,005)	$(75,698)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(446)	(7,716)
CASH AND CASH EQUIVALENTS, beginning of period	14,764	22,494
CASH AND CASH EQUIVALENTS, end of period	$14,318	$14,778

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables management, our investors and the public to more effectively evaluate the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items. For this reason, we used certain non-GAAP measures that exclude these items; and we feel that this presentation provides the public a better understanding of the underlying operations' current period financial results on a more comparable basis to those reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in Core Lab's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Net Income, Operating Income and Earnings Per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

	Operating Income
	Three Months Ended
	30 Jun 2017	31 Mar 2017
GAAP reported	$29,407	$23,179
Foreign exchange losses	358	97
Severance, compensation and other charges	—	1,146
Excluding specific items	$29,765	$24,422

	Net Income attributable to Core Laboratories N.V.
	Three Months Ended
	30 Jun 2017	31 Mar 2017
GAAP reported	$22,690	$17,658
Foreign exchange losses	304	83
Severance, compensation and other charges	—	986
Excluding specific items	$22,994	$18,727

(1) Quarter tax rate of 4%; guidance given at 14%

	Earnings Per Diluted Share
	Three Months Ended
	30 Jun 2017	31 Mar 2017
GAAP reported	$0.51	$0.40
Foreign exchange losses	0.01	—
Severance, compensation and other charges	—	0.02
Excluding specific items	$0.52	$0.42

(1) Quarter tax rate of 4%; guidance given at 14%

Segment Information
(amounts in thousands)
(Unaudited)

	Three Months Ended June 30, 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$18,670	$10,765	$(28)
Foreign exchange losses	295	24	39
Operating income excluding specific items	$18,965	$10,789	$11

	Three Months Ended 31 March 2017
	Reservoir Description	Production Enhancement	Corporate and Other
Operating income	$15,940	$7,395	$(156)
Foreign exchange losses	237	(189)	49
Severance, compensation and other charges	1,146	—	—
Operating income excluding specific items	$17,323	$7,206	$(107)

Free Cash Flow

Core uses the non-GAAP measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow as a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands)
(Unaudited)

	Three Months Ended	Six Months Ended
	30 Jun 2017	30 Jun 2017
Net cash provided by operating activities	$18,715	$48,476
Capital expenditures	(2,913)	(9,362)
Free cash flow	$15,802	$39,114

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